UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2007

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

On April 30, 2007, the Board of Managers of Hexion LLC (the “Parent”), our parent company, adopted the Hexion LLC 2007 Long-Term Incentive Plan (the “2007 Plan”).

The 2007 Plan provides for the grant of options and restricted unit awards to selected employees of our company. Options granted under the 2007 Plan cover common units of our Parent and will become vested only if our Parent’s principal owner realizes certain internal rates of return on its investment in a sale or other transfer to independent third parties of a majority interest in our Parent. Restricted unit awards granted under the 2007 Plan are payable on a one-for-one basis in common units of our Parent and will generally vest on the third anniversary of the grant date, subject to accelerated vesting on a change in control of our Parent. Restricted unit awards include the right to receive cash dividends (subject to the same vesting requirements as the underlying units), and any units that become vested will generally be paid upon a termination of the award recipient’s employment. A maximum of 1,700,000 common units of the Parent may be subject to all awards granted under the 2007 Plan.

Sarah R. Coffin is the only one of our named executive officers to be granted an award under the 2007 Plan. On the above date, Ms. Coffin was granted 20,000 restricted units and an option to purchase 60,000 common units of our Parent under the 2007 Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.
Date: May 4, 2007
	By:	/s/ William H. Carter
Executive Vice President and Chief Financial Officer